Contact:

Dr. Robert Zahradnik                                               Joan Kureczka
President and Chief Executive Officer                 Kureczka/Martin Associates
Oragenics, Inc.                                                   (415) 821-2413
(386) 418-4018                                             Jkureczka@comcast.net

FOR IMMEDIATE RELEASE

               Oragenics Names New Interim Chief Executive Officer

ALACHUA, FL (July 6, 2005) - Oragenics, Inc. (AMEX: ONI) today announced that Dr. Robert T. Zahradnik has been named acting president and chief executive officer. Dr. Zahradnik replaces Mento A. Soponis who is retiring and has resigned as an officer of the company. Mr. Soponis will continue to serve on the company's Board of Directors. The Board is undertaking a search for a new CEO.

Dr. Zahradnik, a co-founder of Oragenics, has been a member of the company's Board of Directors since November 1996. Prior to rejoining Oragenics, Dr. Zahradnik spent his career with Johnson & Johnson in various R&D management positions, with Advanced Clinical Technologies as chairman and CEO, and as partner and general manager at Pro-Dentec Therapeutics. "The addition of Dr. Zahradnik to the senior management team, with his extensive experience in product development, underscores the Company's commitment to broaden its experience base and prepare for its next stage of growth," commented David J. Gury, chairman of the Board of Directors.

About Oragenics

Oragenics, Inc. is an emerging biotechnology company focused on the development and licensure of innovative products and technologies for improving human health. The company's lead product is a novel oral rinse for the prevention of tooth decay. The company is also developing a novel antibiotic with broad-spectrum activity against gram-positive bacteria and a probiotic product aimed at maintaining oral health. The company is headquartered in Alachua, Florida. For more information about Oragenics, please consult the company's website at www.oragenics.com.

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Oragenics Names New Interim CEO
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Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995: This release includes forward-looking statements that reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors;)4) the ability to develop commercial products with the in-licensed technology; and (5)) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements. .


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